Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG RELEASES AUGUST 2012 U.S. TRADING VOLUMES

NEW YORK, September 11, 2012 — ITG (NYSE: ITG), a leading independent execution and research broker, today announced that August 2012 U.S. trading volume was 3.8 billion shares and average daily volume (ADV) was 164 million shares.  This compares to 3.5 billion shares and ADV of 167 million shares in July 2012 and 5.7 billion shares and ADV of 248 million shares in August 2011.  There were 23 trading days in both August 2012 and August 2011 and 21 trading days in July 2012.

ITG U.S. Trading Activity

August 2012

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volumes

August 2012	23	3,777,625,476	164,244,586

Year-to-Date:	169	30,584,150,161	180,971,303

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com, and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent execution and research broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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